Exhibit 107

Calculation of Filing Fee Table

Form S-4
(Form Type)

FTAI Finance Holdco Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Ordinary Shares, par value $0.01 per share	457(f)	99,378,771 shares(1)	$18.06(2)	$1,794,780,604.26	0.0000927	$166,390.72
Fees to Be Paid	Equity	8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares, par value $0.01 per share	457(f)	4,180,000(1)	$24.445(2)	$102,180,100	0.0000927	$9,472.10
Fees to Be Paid	Equity	8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares, par value $0.01 per share	457(f)	4,940,000(1)	$23.355(2)	$115,373,700	0.0000927	$10,695.14
Fees to Be Paid	Equity	8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Shares, par value $0.01 per share	457(f)	4,200,000(1)	$24.695(2)	$103,719,000(2)	0.0000927	$9,614.75
Total Offering Amounts						$2,116,053,404.26	0.0000927	$196,158.15
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$196,158.15

(1)
Represents the maximum number of (i) Class A ordinary shares, par value $0.01 per share (the “Common Shares”), (ii) 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares, par value $0.01 per share, par value $0.01 per share (the “Series A Preferred Shares”), (iii) 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares, par value $0.01 per share (the “Series B Preferred Shares) and (iv) 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Shares, par value $0.01 per share (the “Series C Preferred Shares”) of FTAI Finance Holdco Ltd. (the “Registrant”) estimated to be issuable upon the completion of the merger transaction described herein.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated in accordance with Rules 457(c), 457(f)(1) and 457(f)(3) promulgated thereunder. The aggregate offering price is the product of the average of the high and low prices of the FTAI Common Shares ($18.06), Series A Preferred Shares ($24.445), Series B Preferred Shares ($23.355) and Series C Preferred Shares ($24.695), respectively, as reported on the Nasdaq Global Select Market on August 10, 2022 multiplied by (y) the maximum number of FTAI Common Shares, Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, respectively, to be converted in the merger.

Carry Forward Securities

N/A

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A